EXHIBIT 22.1

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors and Shareholders of The Savannah Bancorp, Inc.:

     We have audited the consolidated balance sheet (not included herein) of The Savannah Bancorp, Inc. and its Subsidiaries as of December 31, 1998, and the accompanying consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the reports of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audit, the financial statements referred to above present fairly, in all material respects, the financial position of The Savannah Bancorp, Inc. and Subsidiaries as of December 31, 1998, and the results of their operations and cash flows of The Savannah Bancorp, Inc. and Subsidiaries for the year ended December 31, 1998 in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

Jacksonville, Florida
January 25, 1999